Exhibit 99.P2
FaithShares Advisors, LLC Code of Ethics
Adopted October 20, 2009

FaithShares Advisors, LLC (“FaithShares” or the “Adviser”) is confident that its directors, officers and employees act with integrity and good faith. FaithShares recognizes, however, that personal interests may conflict with the interests of advisory clients, when officers, directors and employees of FaithShares know about or have the power to influence current or future client transactions and engage in securities transactions for their personal accounts. To prevent any conflicts of interest and in accordance with Rule 204A-1 under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), FaithShares has adopted this Code of Ethics (the “Code”) to address transactions that may create conflicts of interest, and to establish reporting requirements and enforcement procedures.
This Code applies to all FaithShares personnel.
This Code is based on the principle that the directors, officers and employees of FaithShares have a fiduciary duty to place the interests of advisory clients first and to conduct all personal securities transactions in a manner that does not interfere with client transactions or otherwise take unfair advantage of the relationship of the director, officer or employee to FaithShares’ clients. FaithShares personnel must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades that indicate an abuse of an individual’s fiduciary duty. In addition, FaithShares personnel are required to comply with applicable federal securities laws.
A.	Statement of General Principles
In recognition of the trust and confidence our advisory clients have placed in us, FaithShares hereby adopts the following general principles to guide the actions of its directors, officers and employees:
(1)	The interests of our clients are paramount. In conducting themselves and the operations of FaithShares, all FaithShares personnel must place the interests of our clients before their own.

(2)	FaithShares personnel must conduct their personal securities transactions in such a way as to avoid a conflict between their personal interests and the interests of our clients.

(3)	FaithShares personnel must avoid actions or activities that allow them, or a member of their family, to profit or benefit from his or her position with FaithShares, or that otherwise call into question the person’s independent judgement.

(4)	In conducting themselves and the operations of FaithShares, FaithShares personnel must comply with applicable federal securities laws.
B.	Definitions
(1)	“Access Person” means any director, officer, employee or representative of FaithShares who:

•	has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any Reportable Fund; or

•	is involved in making securities recommendations to clients, or who has access to recommendations that are nonpublic.
(2)	“Alternate Review Officer” is any other person appointed by FaithShares to review holdings and transaction reports or to perform other duties as may be required to assist the Chief Compliance Officer in fulfilling his or her obligations under this Code.

(3)	“Beneficial Ownership” of a security is to be interpreted in the same manner as it is for purposes of Section 16 of the Securities Exchange Act of 1934 and Rule 16a-1(a)(2) thereunder. This means that a person will generally be considered to have “beneficial ownership” of any security in which he or she has direct or indirect pecuniary (monetary) interest. In addition, a person will be deemed to have “beneficial ownership” of securities held by his or her spouse, minor children, a relative who shares the same home, or other persons by reason of any contract, arrangement, understanding or relationship that provides him or her with sole or shared investment power.

(4)	“Chief Compliance Officer” means the person(s) appointed by FaithShares to administer the provisions of this Code. Where this Code requires the Chief Compliance Officer to act, he or she will consult with FaithShares legal, compliance or management personnel as may be appropriate under the circumstances.

(5)	“Control” has the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940. Section 2(a)(9) of the Investment Company Act of 1940 provides that “control” means the power to exercise a controlling influence over the management or policies of a company, unless that power is solely the result of an official position with the company. Ownership of 25% or more of a company’s outstanding voting securities is presumed to give the holder thereof control over the company; however, this presumption may be countered by the facts and circumstances of a given situation.

(6)	“Initial Public Offering” means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

(7)	“Limited Offering” means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2), Section 4(6), Rule 504, Rule 505 or Rule 506 (i.e., a private placement).

(8)	“Material” means that there is a substantial likelihood that a reasonable investor would consider the information important in deciding whether to buy or sell the securities in question or that a reasonable investor could view the information, if disclosed, as having significantly altered the “total mix” of information available.

(9)	“Nonpublic” means information that has not been made available to investors generally. In this respect, one must be able to point to some fact to show that the information is generally public.

(10)	“Purchase or sale of a Reportable Security” includes, among other things, the writing of an option to purchase or sell a Reportable Security and any securities convertible into a Reportable Security.

(11)	“Reportable Fund” means any registered fund for which FaithShares or a FaithShares affiliate (any entity controlling, controlled by, or under common control with FaithShares) serves as investment adviser (as defined in Section 2(a)(20) of the Investment Company Act of 1940, as amended) or principal underwriter.

(12)	“Reportable Security” has the same meaning as that set forth in Section 202(a)(18) of the Investment Advisers Act of 1940, and includes stocks, bonds, investment contracts, profit-sharing agreements, transferable shares, options on securities, limited partnership interests, or in general any interest or instrument commonly known as a “security.” However, in the case of an interest in a limited partnership that invests in securities, the Reportable Security will be the interest in the limited partnership, and not the underlying securities in which the partnership invests, provided that the partnership receives investment advice based on its investment objectives rather than on the individual investment objectives of its limited partners.

Reportable Security does not include:
•	direct obligations of the Government of the United States;

•	bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	shares issued by money market funds;

•	shares issued by registered open-end investment companies other than the FaithShares Funds;

•	shares issued by unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Reportable Funds; and

•	any instrument that is not a security as defined in Section 202(a)(18) of the Investment Advisers Act of 1940. These instruments include, but are not limited to:
•	futures contracts;

•	options on futures contracts;

•	general partnership interests, provided generally that the general partnership interest entitles the owner to exercise management control over the partnership; and

•	direct interests in real estate.
C.	Restrictions on Personal Securities Transactions
(1)	Prohibition Against Fraud, Deceit and Manipulation. No Access Person will, in connection with his or her purchase or sale, directly or indirectly, of a Reportable Security:
•	employ any device, scheme or artifice to defraud a client;

•	make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to a client, in light of the circumstances under which they are made, not misleading;

•	engage in any act, practice or course of business that would operate as fraud or deceit on a client; or

•	engage in any manipulative practice with respect to a client.

(2)	Pre-Clearance of Initial Public Offerings and Certain Limited Offerings. No Access Person may directly or indirectly acquire beneficial ownership of any Reportable Security in an Initial Public Offering or certain Limited Offerings without prior approval and clearance from the Chief Compliance Officer or Alternative Review Officer. Clearance may be granted if the Chief Compliance Officer or Alternate Review Officer believes that, due to the nature of the investment, the possibility of conflicts is very unlikely to arise and the risk of abuse is minimal or non-existent.

Exemptions. Because the possibility of conflicts are very unlikely to arise due to the nature of the investment, Access Persons are not required to seek pre-clearance of personal securities transactions in the following types of Limited Offerings:
(a)	Family Business. Purchases or sales of Reportable Securities issued in a Limited Offering by a small family business of the Access Person that is unlikely, based on a reasonable good faith judgment and the facts known at the time of the purchase or sale, to make a public offering in the foreseeable future. For purposes of this exception, a “family business” is an operating business that is primarily (at least 50%) owned and/or controlled by the Access Person and members of his or her family. A family business does not include a partnership or other pooled vehicle that is engaged in the business of investing or trading in securities.

(b)	Real Estate Investments. Purchases or sales of Reportable Securities issued in a Limited Offering by an entity that directly owns, deals in, or develops real estate. This exception is not intended to exempt from pre-clearance personal securities transactions in a Limited Offering where the underlying entity does not invest in real estate interests directly, but rather holds securities that relate to real estate (e.g., a REIT).
D.	Application of Pre-Clearance Requirement
(1)	Special Considerations for Limited Offerings. In determining whether to approve a request for the purchase or sale of securities in a Limited Offering, the Chief Compliance Officer or Alternate Review Officer will consider, among other things, the following:
•	Possibility of Future Impact on Clients. The Chief Compliance Officer or Alternate Review Officer will consider whether there is any reasonable likelihood that the company making the Limited Offering, or any companies it owns or controls, might in the foreseeable future make an Initial Public Offering of securities that might be appropriate investments for clients. Among other things, the Chief Compliance Officer or Alternate Review Officer will, as appropriate, consult with persons with the authority to make investment decisions for clients to determine whether, based on a reasonable judgment and the facts known at the time of the pre-clearance request, the securities would reasonably be expected to be appropriate investments for clients.

•	Size of Investment. The Chief Compliance Officer or Alternate Review Officer will consider the size of the potential investment (i.e., the percent of outstanding securities of the issuing entity of which the Access Person will be deemed to have Beneficial Ownership).

(2)	Discretion of Chief Compliance Officer. Notwithstanding the provisions of paragraph 1 of this section, the Chief Compliance Officer or Alternate Review Officer may refuse to grant clearance for any transaction if he or she deems the transaction to involve a conflict of interest, possible diversion of a corporate opportunity, or any appearance of impropriety.

(3)	Pre-Clearance of the Chief Compliance Officer’s Personal Securities Transactions. The Chief Compliance Officer will clear his or her own personal securities transactions in advance through an Alternate Review Officer.

(4)	Effectiveness of Pre-Clearance. Clearance is effective, unless earlier revoked, until the earlier of: (i) the close of business on the trading day that clearance was granted, or (ii) the time the Access Person learns that the information provided to the Chief Compliance Officer in the Access Person’s request for clearance is not accurate. The Chief Compliance Officer or the Alternate Review Officer may revoke clearance at any time.
E.	Reporting Obligations
(1)	Initial Holdings Report. Each Access Person must submit a list of all Reportable Securities for which he or she had any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person, as of the date he or she first becomes subject to this Code’s reporting requirements. The Initial Holdings Report must be submitted to the Chief Compliance Officer or Alternate Review Officer within 10 days of the date the Access Person becomes subject to this Code’s reporting requirements. An Initial Holdings Report Form is attached as Exhibit A.

(2)	Annual Holdings Report. On an annual basis, each Access Person must submit to the Chief Compliance Officer or Alternate Review Officer a list of all Reportable Securities for which he or she has any direct or indirect Beneficial Ownership, as well as a list of any broker, dealer or bank account in which any securities are held for the direct or indirect benefit of the Access Person. The list of Reportable Securities and accounts contained in the Annual Holdings Report must be current as of a date no more than 45 days before the submission of the Annual Holdings Report. An Annual Holdings Report Form is attached as Exhibit B.

(3)	Quarterly Transaction Reports.
(a)	On a quarterly basis, each Access Person must report any transaction during a quarter in a Reportable Security in which he or she has (or by virtue of the transaction acquires) any direct or indirect Beneficial Ownership, as well as any broker, dealer or bank account established during the quarter in which securities are held for his or her direct or indirect benefit. Each Access Person must submit the Quarterly Transaction Report to the Alternative Review Officer no later than 30 days after the end of each calendar quarter. A Quarterly Transaction Report Form is included as Exhibit C.

(b)	In the event that no reportable transactions occurred during the quarter and no securities accounts were opened, the Access Person is still required to submit a Quarterly Transaction Report. The Access Person should note on the report that there were no reportable items during the quarter, and return it, signed and dated.

(c)	As an alternative to listing security transactions on a Quarterly Transaction Report, an Access Person may arrange for the Chief Compliance Officer or Alternate Review Officer to receive duplicate copies of trade confirmations and periodic account statements directly from the broker-dealer. The trade confirmations and periodic account statements must contain all required information and the Quarterly Transaction Report must be received by the Chief Compliance Officer or Alternate Review Officer no later than 30 days after the end of the calendar quarter.
(4)	Exemptions from Reporting. An Access Person is not subject to the reporting requirements in (1), (2), and (3) above for purchases or sales effected for any account over which he or she does not have any direct or indirect influence or control.

(5)	Alternate Review Officer. The Chief Compliance Officer will submit his or her own reports required by this section to an Alternate Review Officer for review.

(6)	Disclaimer of Beneficial Ownership. Any report required by this section may contain a statement that the report will not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Reportable Security to which the report relates.
G.	Review and Enforcement
(1)	The Chief Compliance Officer will notify each person who becomes an Access Person of the Adviser and who is required to report under this Code of their reporting requirements no later than 10 days before the first quarter in which the person is required to begin reporting.

(2)	The Chief Compliance Officer or Alternate Review Officers will, on a quarterly basis, compare reported personal securities transactions with completed transactions of FaithShares’ advisory clients during the period to determine whether a violation of this Code may have occurred. In determining whether a violation occurred, the Chief Compliance Officer or Alternate Review Officer will consult with appropriate FaithShares personnel and they will consider the facts and circumstances surrounding the occurrence along with any explanation and discussion by interested and/or involved parties and their supervisors.

(3)	If a violation is found to have occurred, the Chief Compliance Officer and appropriate FaithShares personnel will impose, after consultation with outside counsel (as appropriate), corrective action as they deem appropriate under the circumstances.

(4)	FaithShares will impose sanctions that range from oral warnings for the first violation, to written warnings, consideration of Code violations in determining bonuses, suspension, and termination.
H.	Records
The Adviser will maintain records in the manner and to the extent set forth below. These records will be available for examination by representatives of the Securities and Exchange Commission.

(1)	A copy of this Code and any other code of ethics adopted by FaithShares that is, or at any time within the past five years has been, in effect (maintained in an easily accessible place).

(2)	A record of any violation of this Code and of any action taken or sanction imposed as a result of any violation (maintained in an easily accessible place for a period of at least five years following the end of the fiscal year in which the violation occurs).

(3)	A copy of each report submitted under this Code, including any information provided in lieu of any reports made under the Code (maintained for a period of at least five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place).

(4)	A record of all persons, currently or within the past five years, who are or were required to submit reports under this Code, and those persons who are or were responsible for reviewing the reports (maintained in an easily accessible place).

(5)	A copy of all written acknowledgements as required by paragraph 3 of section I of this Code for each person who is currently, or within the past five years was, a supervised person of the Adviser.

(6)	A record of any decision, and the reasons supporting the decision, to approve the acquisition of securities acquired in a Limited Offering (maintained for at least five years after the end of the fiscal year in which the approval is granted).
I.	Miscellaneous
(1)	Confidentiality. All reports of securities transactions and any other information filed with FaithShares pursuant to this Code will be treated as confidential. However, we may disclose copies of reports and information to the Securities and Exchange Commission or as otherwise required by law.

(2)	Interpretation of Provisions. FaithShares may from time to time adopt interpretations of this Code as it deems appropriate.

(3)	Distribution of Code, Acknowledgement of Receipt and Annual Certification of Compliance. All FaithShares personnel will receive a copy of this Code and any amendments. Within 10 days of receiving any initial or amended copy of this Code, and each year thereafter, each person will sign and return the compliance certification attached as Exhibit D.

(4)	Reporting Violations. Any violation of this Code must be promptly reported to FaithShares’ Chief Compliance Officer, an Alternate Review Officer, or a member of FaithShares’ Compliance Department.

Exhibit A
FaithShares Advisors, LLC
Quarterly Personal Securities Transaction Report

Name of Reporting Person:	Calendar Quarter Ended:

Date Report Due:	Date Submitted:

Securities Transactions* (Note: Transactions in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Type of
	Title of	No. of		Transaction
	Reportable	Shares or	Maturity Date and	(buy, sell or		Name of Broker,
Date of	Security and	Principal	Interest Rate (if	other -		Dealer or Bank
Transaction	ticker or CUSIP	Amount	applicable)	describe)	Price	Effecting Transaction

I had no transactions involving Reportable Securities during the preceding calendar quarter that were required to be reported.

I had transactions involving Reportable Securities during the preceding calendar quarter for non-FaithShares accounts and I have either supplied all of the required information on this form or have arranged for the Chief Compliance Officer to receive duplicate copies of trade confirmations and periodic account statements that contain all of the information listed above.

I had transactions involving Reportable Securities during the preceding calendar quarter for FaithShares accounts and the information listed above is located on the trading report, which will be attached to this form.

*	The report or recording of any transaction noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.
Securities Accounts
If you established a securities account during the quarter, please provide the following information:

Name of Broker, Dealer or Bank	Date Account was Established	Name(s) on and Type of Account

I did not establish a securities account during the preceding calendar quarter.

I certify that I have included on this report all transactions in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Exhibit B
FaithShares Advisors, LLC
Initial Holdings Report

Name of Reporting Person:	Date Person Became Subject to the Code:

Date Report Due:	Date Submitted:

Information Provide as of:	[Note: Date person became subject to Code and as of date should be the same.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Type of security
Title of Reportable		(Common, preferred,	No. of Shares or Principal
Security	Ticker or CUSIP	bond, etc.)	Amount

I have no holdings in Reportable Securities to report.

I have holdings in Reportable Securities to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.

*	The report or recording of any holding in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.
Securities Accounts

Name of Broker, Dealer or Bank	Name(s) on and Type of Account

I have no securities accounts to report.
I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Exhibit C
FaithShares Advisors, LLC
Annual Holdings Report

Name of Reporting Person:	Calendar Year Ended:

Date Report Due:	Date Submitted:

Information Provided as of:	[Note: Information should be current as of a date no more than 30 days before this report is submitted.]

Securities Holdings* (Note: Holdings in both Public and Private (i.e., limited offerings) Reportable Securities are required to be reported, unless otherwise exempted under the Code.)

Type of security
Title of Reportable		(Common, preferred,	No. of Shares or Principal
Security	Ticker or CUSIP	bond, etc.)	Amount

have no holdings in Reportable Securities to report for the year.

I have holdings in Reportable Securities in non-FaithShares accounts to report and I have either supplied all of the required information on this form or have attached a copy of my most recent account statement that contains all of the information listed above.

I have holdings in Reportable Securities in FaithShares accounts to report and the information listed above is located on the trading report, which will be attached to this form.

*	The report or recording of any holdings in Reportable Securities noted above will not be construed as an admission that I have beneficial ownership of one or more of the Reportable Securities reported above.
Securities Accounts

Name of Broker, Dealer or Bank	Date Account Was Established	Name(s) on and Type of Account

I have no securities accounts to report for the year.
I certify that I have included on this report all holdings in Reportable Securities and accounts required to be reported pursuant to the Code of Ethics.

(Signature)	(Date)

Exhibit D
FaithShares Advisors, LLC
Compliance Certification

Acknowledgement of Receipt of Initial / Modified Code
I acknowledge that I:
*	have received, read and reviewed the FaithShares Code of Ethics;

*	understand the policies and procedures in the FaithShares Code;

*	recognize that I am subject to these policies and procedures;

*	understand the penalties for non-compliance;

*	will fully comply with the FaithShares Code of Ethics

*	have fully and accurately completed this Certification.

Signature:		Date Submitted:

Name:	(please print)	Due Date:

Annual Certification
I certify that I:
*	have received, read and reviewed the FaithShares Code of Ethics;

*	understand the policies and procedures in the FaithShares Code;

*	recognize that I am subject to these policies and procedures;

*	understand the penalties for non-compliance;

*	have complied with the FaithShares Code of Ethics and any applicable reporting requirements during this past year;

*	have fully disclosed any exceptions to my compliance with the FaithShares Code below;

*	will fully comply with the FaithShares Code of Ethics

*	have fully and accurately completed this Certification.
Exceptions:

Signature:		Date Submitted:

Name:	(please print)	Due Date: